Exhibit 23.1


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We have issued our report dated February 11, 1999, except for notes 10 and 11, as to which the date is October 25, 1999, accompanying the consolidated financial statements of Empyrean Bioscience, Inc., contained in this Registration Statement and Joint Proxy Statement/Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Joint Proxy Statement/Prospectus, and to the use of our name as it appears under the caption "Experts."

/s/ GRANT THORNTON LLP

San Jose, California
October 25, 1999